Exhibit 99.1

Albireo Reports Q3 2022 Financial Results and Business Update

–	Bylvay® (odevixibat) Q3 2022 PFIC net revenue of $7.5 million, September YTD 2022 $18.1 million

–	New disease modification and native liver survival data with Bylvay in PFIC patients presented at AASLD

–	Positive Bylvay Phase 3 ASSERT topline data in ALGS presented at AASLD; submissions on track

–	Completed enrollment in BOLD study in biliary atresia, third Bylvay Phase 3 program

–	Company to host a conference call and webcast today at 4:30 p.m. ET

BOSTON — November 8, 2022 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare disease company developing novel bile acid modulators to treat rare pediatric and adult liver diseases, today provided a business update and reported financial results for the quarter ended September 30, 2022.

“I am pleased with this quarter’s growth in Total Bylvay PFIC patients and Bylvay sales. With the new native liver survival evidence presented at scientific congresses, our value proposition has strengthened. On top of that, we believe the recently announced positive ASSERT Phase 3 results will give us access to Alagille patients which are an additional and larger patient community than PFIC,” said Ron Cooper, President and Chief Executive Officer of Albireo. “We are expanding Bylvay’s reach even further as our Phase 3 BOLD study in biliary atresia is fully enrolled with topline results planned for 2024. Having completed a royalty monetization deal for Bylvay we strengthened our cash runway, providing enough resources to execute on our plans for Bylvay, A3907 and A2342.”

Bylvay Highlights

•	Bylvay net product revenue was $7.5 million, with $4.1 million from the United States and $3.4 million from international markets. Total patients on Bylvay as of the end of Q3 totaled 270 patients representing 25 additional patients compared to Q2.

o	Bylvay reimbursement confirmed in five European markets including recently in France. Concluded the pricing & reimbursement negotiation with the CEPS (Economic Committee for Health Products) in France for Bylvay, enabling reimbursement for patients in the near future.

o	Following the completion of access negotiations in Italy, PFIC patients will now gain access to reimbursement in the coming months following inclusion in regional formularies. Bylvay was granted “Full Therapeutic Innovation” status by the AIFA (Italian Medicines Agency), a special designation applied to select products where there is a high unmet need, added clinical benefit, and robustness of the scientific evidence. This status provides access to dedicated national funding and direct inclusion into regional formularies.

o	In the U.S., nearly all patients, across public and private insurers, have a path to coverage for Bylvay.

•	Among 9 presentations at AASLD, two key oral presentations provided evidence of the disease modifying effects of Bylvay in patients with PFIC. The first demonstrated a decrease in serum bile acids was strongly associated with native liver survival for up to three years in PFIC patients treated with Bylvay. A late-breaking oral presentation also showed Bylvay restored bile acid secretion in PFIC patients with bile salt export pump deficiency. This abstract was selected by AASLD for inclusion as a key presentation in “The Best of The Liver Meeting” in the Pediatric Hepatology category.

•	Echoing results observed with Bylvay treatment in PFIC patients, Albireo shared new results of the Phase 3 ASSERT trial in ALGS in a late-breaking oral presentation. The data showed that Bylvay provided early, rapid, clinically meaningful, and sustained improvements in pruritus as well as significant reductions in bile acids and improvements in sleep quality in patients with ALGS. The ASSERT abstract was selected by AASLD for inclusion as a key presentation in “The Best of The Liver Meeting” in the Pediatric Hepatology category.

•	New data presented at the NASPGHAN Annual Meeting from the landmark Phase 3 PEDFIC 1 and PEDFIC 2 trials demonstrated greater efficacy with earlier Bylvay treatment in children with PFIC. Bylvay reduced serum bile acids and pruritus in children with PFIC who have varying levels of baseline hepatic impairment. Importantly, the analysis showed that significantly more patients with mild hepatic impairment at baseline had a serum bile acid response.

•	Completed enrollment in the BOLD study, which is the first and only global Phase 3 study of an ileal bile acid transporter (IBAT) inhibitor in biliary atresia. Recent discussions with health authorities confirm that an outcome study would be necessary to achieve approval or to fulfill the requirements of an accelerated filing. Albireo has engaged in discussions with the FDA and EMA about the BOLD Phase 3 study design; both have recently indicated that a positive single study could be sufficient for approval. Topline data expected by the end of 2024.

R&D Update:

•	On track to initiate a Phase 2 study in an adult cholestatic disease with A3907, the first and only oral systemic apical sodium-dependent bile acid transporter inhibitor (ASBTi), and a Phase 1 study for A2342, the first oral sodium-taurocholate co-transporting peptide (NTCP) inhibitor in development for hepatitis B and D.

Corporate News:

•	Royalty monetization agreement with Sagard Healthcare Partners provided a total of $115 million in return for royalty payments on future global annual net revenues of Bylvay. The agreement with Sagard contributes to the continued execution on launch plan for Bylvay in PFIC, as well as to advance the other Bylvay indications.

•	The eight winners of Albireo’s 2022 Supporting PFIC Advances Research and Knowledge (SPARK) grants program were selected for their significant contributions in identifying and driving forward improvements in the quality of care for patients and families impacted by rare liver diseases, beginning with PFIC.

Third Quarter 2022 Financial Results

•	Product revenue, net was $7.5 million for the three months ended September 30, 2022 compared with $1.1 million for the three months ended September 30, 2021 due to higher Bylvay unit product sales. Product revenue, net for the three months ended September 30, 2022 was $4.1 million in the United States and $3.4 million in international markets. Product revenue, net for the three months ended September 30, 2021 was $0.8 million in the United States and $0.3 million in International markets.

•	Royalty revenue was $2.3 million for the third quarter of 2022, compared with $2.6 million for the third quarter of 2021, resulting in a decrease of $0.3 million. The decrease relates to estimated royalty revenue which is passed on to HealthCare Royalty Partners.

•	Cost of product revenue was $0.6 million for the third quarter of 2022, compared with $0.4 million for the third quarter of 2021. Following approval of Bylvay, certain manufacturing and quality headcount costs are now included in cost of product revenue. There were no material costs, as materials related to current product sold were expensed prior to approval. Bylvay was approved during the third quarter of 2021, therefore there was a lower cost of product revenue for the second quarter of 2021.

•	Research and development expenses were $23.3 million for the three months ended September 30, 2022 compared with $21.1 million for the three months ended September 30, 2021, an increase of $2.2 million. The increase in research and development expenses for the 2022 period was principally due to clinical program activities.

•	Selling, general and administrative expenses were $20.6 million for the three months ended September 30, 2022 compared with $17.6 million for the three months ended September 30, 2021, an increase of $3.0 million. The increase is attributable to personnel and related expenses as we continue to increase our headcount, and commercialization activities related to Bylvay including our sales force and support for global expansion efforts.

•	Net loss for the third quarter of 2022 was $37.8 million, or $(1.92) per share, compared to net income of $57.1 million, or $2.90 per share on a fully diluted basis for the third quarter of 2021.

•	The Company had cash, cash equivalents and restricted cash of $272.5 million as of September 30, 2022, versus $181.0 million as of June 30, 2022. The Company expects cash, cash equivalents and restricted cash to be sufficient to extend our runway beyond at least top line data readout of our BOLD study in biliary atresia in 2024 based on current revenue and expense projections. Bylvay 2022 sales are expected to be $24 million.

Conference Call

Albireo will host a conference call and live audio webcast today at 4:30 p.m. ET. To access the live conference call by phone, dial 1-855-327-6837 (domestic) or 1-631-891-4304 (international), and provide the access code 10020423. A live audio webcast will be accessible from the Investors page at ir.albireopharma.com/. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Investors page of Albireo’s website for 3 months following the event.

About Bylvay (odevixibat)

Bylvay is the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC). Limitation of Use: Bylvay may not be effective in PFIC type 2 patients with ABCB11 variants resulting in non-functional or complete absence of bile salt export pump protein (BSEP-3). The European Commission (EC) and UK Medicines and Healthcare products Regulatory Agency (MHRA) have also granted marketing authorization of Bylvay for the treatment of PFIC in patients aged 6 months or older. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay has minimal systemic exposure and acts locally in the small intestine. Bylvay can be taken as a capsule for patients that are able to swallow capsules, or opened and sprinkled onto food, which is a factor of key importance for adherence in a pediatric patient population. The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency. The medicine can only be obtained with a prescription. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of ALGS, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT open-label trial for ALGS.

Important Safety Information

•        The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency.

•        Liver Test Abnormalities: Patients should obtain baseline liver tests and monitor during treatment. Dose reduction or treatment interruption may be required if abnormalities occur. For persistent or recurrent liver test abnormalities, consider treatment discontinuation.

•        Diarrhea: Treat dehydration. Treatment interruption or discontinuation may be required for persistent diarrhea.

•        Fat-Soluble Vitamin (FSV) Deficiency: Patient should obtain baseline vitamin levels and monitor during treatment. Supplement if deficiency is observed. If FSV deficiency persists or worsens despite FSV supplementation, discontinue treatment.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and in Europe for the treatment of PFIC. Bylvay is also being developed to treat other rare pediatric cholestatic liver diseases with a completed Phase 3 trial in Alagille syndrome (ALGS), an ongoing Phase 3 study in biliary atresia, as well as Open-label Extension (OLE) studies for PFIC and ALGS. The Company has also completed a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies progressing with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s expected cash runway; Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the target indication(s) for development or approval; the timing for anticipated regulatory filings; discussions with the FDA or EMA regarding our programs; potential regulatory approval and plans for potential commercialization of Bylvay in biliary atresia or ALGS or in additional countries, or Albireo’s other product candidates; the impact of the Expanded Access Program; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; future price listings and reimbursement approvals of Bylvay; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: whether the regulatory filings to be made for Bylvay in patients with ALGS will be made on the timelines we expect and be approved by the FDA and EMA; whether the FDA and EMA will complete their respective reviews within target timelines, once determined; whether the FDA and EMA will require additional information, whether we will be able to provide in a timely manner any additional information that the FDA and EMA request, and whether such additional information will be satisfactory to the FDA and EMA; there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC or other approved indications may be different than observed in clinical trials, and may vary among patients; potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in PFIC, ALGS and other indications, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications (such as biliary atresia or ALGS) beyond the jurisdictions in which or indications for which Bylvay is currently approved; there is no guarantee that our other product candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD, and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; any repurchase by the Company of Sagard’s interest in the royalty interest payments under our royalty monetization agreement with Sagard could materially impact our financial condition; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contacts:

Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com

Lance Buckley, 917-439-2241, lbuckley@lippetaylor.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578

Albireo Pharma, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$222,476	$248,107
Accounts receivable, net	2,029	3,272
Inventory	3,149	194
Prepaid expenses	8,516	5,261
Other current assets	2,666	12,096
Total current assets	238,836	268,930
Restricted cash	50,000	—
Property and equipment, net	1,303	668
Goodwill	17,260	17,260
Other assets	13,823	15,193
Total assets	$321,222	$302,051
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,950	$6,516
Accrued expenses	25,365	35,951
Other current liabilities	5,504	2,880
Total current liabilities	37,819	45,347
Liability related to sale of future royalties	62,053	60,132
Revenue interest liability, net	111,644	—
Note payable, net of discount	—	10,004
Other long-term liabilities	9,635	10,960
Total liabilities	221,151	126,443
Stockholders’ Equity:
Preferred stock, $0.01 par value per share — 50,000,000 shares authorized at September 30, 2022 and December 31, 2021; 0 and 0 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.01 par value per share — 60,000,000 shares authorized at September 30, 2022 and December 31, 2021; 20,700,458 and 20,692,698 shares issued and outstanding at September 30, 2022, respectively, and 19,304,312 and 19,296,552 shares issued and outstanding at December 31, 2021, respectively	207	193
Additional paid-in capital	512,915	475,390
Accumulated other comprehensive income	8,212	1,105
Accumulated deficit	(421,033)	(300,850)
Treasury stock at cost, 7,760 shares at September 30, 2022 and December 31 2021, respectively	(230)	(230)
Total stockholders’ equity	100,071	175,608
Total liabilities and stockholders’ equity	$321,222	$302,051

Albireo Pharma, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product revenue, net	$7,543	$1,060	$18,090	$1,060
Royalty revenue	2,289	2,604	6,780	6,998
Total revenue	9,832	3,664	24,870	8,058
Cost and operating expenses:
Cost of product revenue	612	431	1,622	431
Research and development	23,312	21,083	68,103	61,920
Selling, general and administrative	20,564	17,612	59,019	49,825
Other operating expense, net	1	3,719	7,544	7,873
Total cost and operating expenses	44,489	42,845	136,288	120,049
Operating loss	(34,657)	(39,181)	(111,418)	(111,991)
Other (loss) income:
Gain from sale of priority review voucher, net of transaction costs	—	103,387	—	103,387
Loss on extinguishment of note payable, net of discount	(613)	—	(613)	—
Interest expense, net	(2,530)	(3,331)	(8,152)	(10,675)
Net (loss) income before income taxes	(37,800)	60,875	(120,183)	(19,279)
Provision for income taxes	—	3,789	—	3,789
Net (loss) income	$(37,800)	$57,086	$(120,183)	$(23,068)
Net (loss) income per share attributable to holders of common stock:
Basic	$(1.92)	$2.96	$(6.15)	$(1.20)
Diluted	$(1.92)	$2.90	$(6.15)	$(1.20)
Weighted-average common shares outstanding:
Basic	19,655,350	19,258,905	19,541,044	19,197,536
Diluted	19,655,350	19,651,243	19,541,044	19,197,536